Artesian Resources Corporation Reports Third Quarter and
Year-To-Date 2026 Results

Newark, Delaware, November 10, 2026 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and other related business services, today announced third quarter and year-to-date results for 2026.

Third Quarter Results

Diluted net income per share decreased to $0.65, compared to $0.68 for the same period in 2025.  Net income for the three months ended September 30, 2026 was $6.8 million, a $0.2 million, or 3.0%, decrease compared to net income recorded during the three months ended September 30, 2025.

Revenues totaled $31.9 million for the three months ended September 30, 2026, $1.5 million, or 4.8%, more than revenues for the three months ended September 30, 2025.

Water sales revenue increased $0.8 million, or 3.4%, primarily the result of an increase in overall water consumption, an increase in the number of customers served, and an increase in Distribution System Improvement Charge, or DSIC, revenue.  The DSIC rate effective July 1, 2026 was 0.62%.  In addition, water sales revenue increased related to two temporary rate increases as permitted under Delaware law, until permanent rates are determined by the DEPSC.

Other utility operating revenue increased approximately $0.5 million, or 12.6%, primarily due to an increase in wastewater revenue related to industrial wastewater treatment services and an increase in wastewater revenue associated with additional residential and commercial customers.

Non-utility operating revenue increased approximately $0.1 million, or 7.5%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue, resulting from an increase in fees that were placed into effect on January 1, 2026.

Operating expenses, excluding depreciation and income taxes, increased $1.4 million, or 8.7%.  Utility operating expenses increased $1.1 million, or 8.0%, primarily the result of a $0.4 million increase in supply and treatment costs, a $0.2 million increase in payroll and employee benefit costs, a $0.2 million increase in purchased power costs, and a $0.2 million increase in administrative costs.

Federal and state income tax expense decreased $0.2 million, or 9.0%, primarily due to lower pre-tax book income and the reversal of accrued penalty and interest related to uncertain tax positions taken on the 2022 tax return for which the statute of limitations lapsed during the third quarter of 2026.

Property and other taxes increased $0.4 million, primarily due to an increase in New Castle County, Delaware tax rates on utility plant and an increase in utility plant subject to taxation.  Property taxes are assessed on land, buildings and certain utility plant, which include the footage and size of pipe, hydrants and wells.

Other income decreased $0.2 million, primarily due to a decrease in allowance for funds used during construction, or AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Interest charges increased $0.2 million, primarily due to an increase in long-term debt interest related to higher borrowing levels on the Company’s promissory notes and reserve for customer refund interest associated with the temporary rate increase revenue.

Year-to-Date Results

Diluted net income per share increased 3.3% to $1.87, compared to $1.81 for the same period in 2025.  Net income for the nine months ended September 30, 2026 was $19.3 million, a $0.6 million, or 3.1%, increase compared to net income recorded during the nine months ended September 30, 2025.

Revenues totaled $90.4 million for the nine months ended September 30, 2026, $5.5 million, or 6.4%, more than revenues for the nine months ended September 30, 2025.

Water sales revenue increased $3.7 million, or 5.4%, primarily the result of temporary rate increases as permitted under Delaware law, until permanent rates are determined by the DEPSC, as well as increases in overall water consumption and an increase in the number of customers served.

Other utility operating revenue increased approximately $1.3 million, or 11.8%, primarily due to an increase in revenue related to industrial wastewater treatment services and an increase in wastewater revenue associated with additional residential and commercial customers.

Non-utility operating revenue increased approximately $0.5 million, or 9.1%, primarily due to an increase in SLP Plan revenue, resulting from an increase in fees that were placed into effect on January 1, 2026 and an increase in the number of customers participating in the SLP Plans.

Operating expenses, excluding depreciation and income taxes, increased $3.4 million, or 7.4%.  Utility operating expenses increased $2.8 million, or 7.4%, primarily the result of a $1.3 million increase in payroll and employee benefit costs, a $0.8 million increase in supply and treatment costs, a $0.3 million increase in purchased power costs, a $0.3 million increase in administrative costs, and a $0.2 million increase in transmission, distribution and collection costs.  Non-utility operating expenses increased $0.3 million, or 10.0%, primarily due to an increase in plumbing repair costs associated with the SLP Plans.

Depreciation and amortization expense increased $0.3 million, or 2.7%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Property and other taxes increased $0.2 million, primarily due to an increase in New Castle County, Delaware tax rates on utility plant and an increase in utility plant subject to taxation.

Other income decreased $0.7 million, primarily due to a decrease in AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Interest charges increased $0.4 million, primarily due to an increase in long-term debt interest related to higher borrowing levels on the Company’s promissory notes and lines of credit as well as reserve for customer refund interest associated with the temporary rate increase revenue.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service and compliance with emerging water quality regulations, $40.8 million was invested in the first nine months of 2026 in water and wastewater infrastructure projects.  To better serve our customers, these investments include installation of new mains, services and hydrants, upgrading existing pumping and treatment stations, including PFAS treatment upgrades, construction of new wastewater treatment plants, renewals associated with the rehabilitation of aging infrastructure, upgrading and replacing our meter reading equipment, transportation equipment purchases, and computer hardware and software upgrades.

“As an essential drinking water provider, investment in treatment and infrastructure is paramount in ensuring our ability to provide safe drinking water, fire protection and reliable service,” said Nicki Taylor, Chair, President and CEO. “We continue to make thoughtful, prudent investments that protect water quality, address aging infrastructure and help ensure quality service for the communities we serve.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and several other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, our growth strategy, our expectations regarding infrastructure investments, our ability to comply with future regulatory standards, continued growth in our business and the number of customers served, and our continued provision of high-quality, reliable service to customers.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30, 2026	Three months ended September 30, 2025	Nine months ended September 30, 2026	Nine months ended September 30, 2025
Operating Revenues				
Water sales	$ 25,678	$ 24,837	$ 72,299	$ 68,608
Other utility operating revenue	4,256	3,780	12,044	10,777
Non-utility operating revenue	2,014	1,874	6,043	5,541
	31,948	30,491	90,386	84,926
Operating Expenses				
Utility operating expenses	14,502	13,431	41,091	38,261
Non-utility operating expenses	1,228	1,265	3,736	3,396
Depreciation and amortization	3,575	3,497	10,547	10,268
State and federal income taxes	2,250	2,473	6,572	6,488
Property and other taxes	1,563	1,206	4,719	4,494
	23,118	21,872	66,665	62,907
Operating Income	8,830	8,619	23,721	22,019
Allowance for funds used during construction	303	584	1,061	1,771
Miscellaneous	1	(48)	1,432	1,411
Income Before Interest Charges	9,134	9,155	26,214	25,201
Interest Charges	2,378	2,193	6,949	6,514
Net Income	$ 6,756	$ 6,962	$ 19,265	$ 18,687
Weighted Average Common Shares Outstanding - Basic	10,330	10,312	10,324	10,308
Net Income per Common Share - Basic	$ 0.65	$ 0.68	$ 1.87	$ 1.81
Weighted Average Common Shares Outstanding - Diluted	10,335	10,314	10,329	10,309
Net Income per Common Share - Diluted	$ 0.65	$ 0.68	$ 1.87	$ 1.81

Artesian Resources Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 842,721	$ 801,694
Current Assets	33,465	21,417
Regulatory and Other Assets	27,044	28,118
	$ 903,230	$ 851,229
Capitalization and Liabilities		
Stockholders' Equity	$ 259,839	$ 249,922
Long Term Debt, Net of Current Portion	181,929	174,276
Current Liabilities	36,081	33,722
Net Advances for Construction	327	374
Contributions in Aid of Construction	342,910	311,076
Other Liabilities	82,144	81,859
	$ 903,230	$ 851,229